Exhibit 99.1
                                   NEWS FROM:
                             ESKIMO PIE CORPORATION

901 Moorefield Park Drive                        Contact:  William T. Berry, Jr.
Richmond, Virginia  23236                             Telephone:  (804)-560-8490

                     FOR IMMEDIATE RELEASE: August 25, 1999

      ESKIMO PIE CORPORATION TO SELL ITS FLAVORS DIVISION FOR $9.5 MILLION

         Richmond, Virginia (NASDAQ NNM: EPIE) - Eskimo Pie announced today that it has signed a non-binding letter of intent to sell the assets of its Flavors Division to Guernsey Bel, Incorporated for $9.5 million. Assuming the satisfaction of standard closing requirements, the Company expects to close the sale within the next 30 days. Today's announcement comes as a result of an extensive effort begun in April 1999 to identify potential purchasers of the Company's non-core manufacturing assets.

         In connection with the sale, the Company will also enter into a long-term supply agreement under which the Company will purchase from Guernsey Bel the chocolate coatings, dairy powders and other flavoring ingredients used in the production of the Company's branded ice cream novelties. These products will continue to be produced in the Flavors Division's New Berlin, Wisconsin plant which is being transferred to Guernsey Bel as part of the sale.

         David B. Kewer, the Company's President and Chief Executive Officer, said "The Flavors Division had been identified as one of the non-core manufacturing operations which was to be considered for potential sale under the Company's recently announced Growth and Restructuring Plan. Proceeds received from the sale of the Flavors Division will strengthen the Company's balance sheet in support of planned efforts to increase investments in advertising, promotion and product development for the core Eskimo Pie brand."

         Kewer continued, "The Company's objective under the Growth and Restructuring Plan is to focus on the rejuvenation of the core Eskimo Pie brand within the licensing and foodservice businesses. This transaction represents another demonstrable step in management's execution of the Plan. Other previously announced steps include the engagement of a new advertising agency to aid in the rejuvenation of the Eskimo Pie brand, the elimination of unprofitable Packaging operations and the continued reduction in corporate overhead expense. These efforts are already driving improved financial results as reflected in the recently announced second quarter results."

          Guernsey Bel, headquartered in Chicago, Illinois, is one of the country's largest producers of "inclusions". Inclusions include food products such as chocolate covered nuts, candy crunches and miniaturized bakery products which are used in the production of ice cream and candy. The Company's Flavors Division is a natural extension of the Guernsey Bel product line.

         Eskimo Pie Corporation, headquartered in Richmond, Virginia, created the frozen novelty industry in 1921 with the invention of the Eskimo Pie ice cream bar. Today, the Company markets a broad range of frozen novelties, ice cream and sorbet products under the Eskimo Pie, Real Fruit, Welch's, Weight Watchers Smart Ones, SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies who purchase the necessary flavors ingredients and packaging directly from the Company. Eskimo Pie Corporation also manufactures soft serve yogurt and premium ice cream products for sale to the commercial foodservice industry.